Exhibit 99.1

Portola Pharmaceuticals Announces Topline Results from Phase 3 APEX Trial of

Betrixaban for Prevention of Blood Clots in Acute Medically Ill Patients

—Full Data Set to be Presented at International Society of Thrombosis

and Haemostasis (ISTH) Congress in May—

—Company to Hold Conference Call Today at 8:30 am ET—

South San Francisco, Calif., (March 24, 2016) – Portola Pharmaceuticals (Nasdaq: PTLA) today announced topline data from the Phase 3 APEX (Acute Medically Ill VTE Prevention with Extended Duration Betrixaban) Study, which evaluated the superiority of extended-duration anticoagulation with oral betrixaban compared with standard of care anticoagulation with injectable enoxaparin for the prevention of venous thromboembolism (VTE), or blood clots, in acute medically ill patients. These are patients who are hospitalized for serious common medical conditions, such as heart failure, stroke, infection and pulmonary disease.

APEX was designed to assess the relative risk (RR) in the composite endpoint of ultrasound-detected (asymptomatic) proximal deep venous thrombosis (DVT), symptomatic DVT, non-fatal pulmonary embolism (PE) or VTE-related death in high-risk acute medically ill patients treated with oral betrixaban for 35-47 days versus standard of care preventive anticoagulation with injectable enoxaparin dosed for 10±4 days. APEX enrolled 7,513 patients at more than 450 clinical sites worldwide.

The primary efficacy and safety analysis consisted of three pre-specified patient groups of increasing sample size: Cohort 1 - patients with elevated D-dimer levels (62 percent of the overall study population), Cohort 2 - patients with elevated D-dimer levels or age >75 years (91 percent of the overall study population), and the overall study population. By protocol definition, primary efficacy analysis testing of Cohort 1 was done first and required a p value of 0.05 or less in order to test Cohort 2, which in turn required a p value of 0.05 or less in order to test the overall study population.

Cohort 1 achieved a p value of 0.054, which did not meet the threshold. Cohort 2 and the overall study population achieved p values of 0.029 and 0.006, respectively. There was no statistical difference in major bleeding between the betrixaban and enoxaparin arms in any of these three patient groups. The number of fatal bleeds was balanced between the two arms, and the number of intracranial hemorrhages was numerically lower in the betrixaban arm. Positive net clinical benefit with betrixaban was observed.

“While we understand that the interpretation of these statistical and clinical results will be subject to discussions with regulatory agencies, we and the APEX Study academic leadership believe that the data in Cohort 1 were sufficiently strong to support a full assessment of Cohort 2 and the overall study population,” said Bill Lis, chief executive officer of Portola. “We believe the overall robustness of the efficacy and safety results in this high-risk patient population, including the positive net clinical benefit observed, provide ample evidence to support the submission of an NDA later this year.”

APEX is a groundbreaking study because it is the first thrombosis prevention trial to incorporate an enrichment strategy and statistical analysis plan derived from the U.S. Food and Drug Administration (FDA) guidance document on enrichment strategies for clinical trials. This approach was incorporated into the APEX design in cooperation with the FDA and European Medicines Agency (EMA).

A summary of key topline efficacy and safety data follows:

	Primary Efficacy Analysis (VTE)		Primary Safety Analysis (Major Bleeding)
	RR*	p value	RR*	p value
Cohort 1: Elevated D-Dimer	0.806	0.054	0.88	0.722
Cohort 2: Elevated D-Dimer or Age >75	0.800	0.029	1.19	0.564
Overall Study Population	0.760	0.006	1.19	0.554

*	RR = relative risk calculated as the frequency of events with betrixaban divided by the frequency of events with enoxaparin

“VTE is a common disorder that contributes significantly to the burden of morbidity and mortality,” said Alexander (Ander) T. Cohen, MBBS, M.Sc., M.D., co-principal investigator of APEX and honorary consultant vascular physician at King’s College London. “The attributable risk of acute medical illnesses to VTE is at least 25% and a reduction of this risk will result in important health benefits. APEX is the first study of extended thromboprophylaxis with a Factor Xa inhibitor in the large population of acute medically ill patients to reduce VTE without an increase in major bleeding. Based on the results of the APEX trial, betrixaban could have an important role to play in preventing VTE in this setting.”

The APEX results will be presented at the International Society on Thrombosis and Haemostasis (ISTH) Congress on Friday, May 27, 2016. Full data will also be submitted for publication.

About VTE in Acute Medically Ill Patients

An estimated 20 million acute medically ill patients in the G7 countries are at risk of developing VTE either while in the hospital or following discharge. More than 1 million VTEs and 150,000 VTE-related deaths occur in acute medically ill patients each year in the G7 countries, despite the use of injectable enoxaparin in the hospital. Although more than half of VTE events occur after the patient is discharged from the hospital, no anticoagulant, including any of the marketed oral Factor Xa inhibitors, is approved for VTE prophylaxis in both the hospital setting and for the extended post-discharge period.

Conference Call Details

To access the live conference call, please dial (844) 452-6828 from the U.S. and Canada or +1 (765) 507-2588 internationally, and use the passcode 79012351. Please dial in 10 minutes prior to the start of the call. To access the live and subsequently archived webcast of the conference call, go to the Investor Relations section of the company’s website at http://investors.portola.com. Please connect to the website at least 15 minutes prior to the call to allow for any software download that may be necessary. A replay of the webcast will be available on the Company’s website for 30 days following the live event.

About Betrixaban

Betrixaban directly inhibits the activity of Factor Xa, an important validated target in the blood coagulation pathway, to prevent life-threatening thrombosis. Betrixaban has distinct properties that may allow it to demonstrate clinical benefit without the significant imbalance in the risk of major bleeding seen with other agents in the class. These include a 19-25-hour half-life for once-daily dosing; a low peak-to-trough drug concentration ratio that minimizes anticoagulant variability; low renal clearance; and no significant CYP3A4 metabolism, which may reduce the risk of drug-drug interactions.

About Portola Pharmaceuticals, Inc.

Portola Pharmaceuticals is a biopharmaceutical company developing product candidates that could significantly advance the fields of thrombosis and other hematologic diseases. The Company is advancing its three programs using novel biomarker and genetic approaches that may increase the likelihood of clinical, regulatory and commercial success of its potentially life-saving therapies. These programs include betrixaban, an oral, once-daily Factor Xa inhibitor; andexanet alfa, a recombinant protein designed to reverse the anticoagulant effect in patients treated with an oral or injectable Factor Xa inhibitor; and cerdulatinib, a Syk/JAK inhibitor in development to treat hematologic cancers. Portola’s partnered program is focused on developing selective Syk inhibitors for inflammatory conditions. For more information, visit www.portola.com and follow the Company on Twitter @Portola_Pharma.

Forward-looking Statement

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to statements regarding the potential for study results to support an application for regulatory approval of betrixaban, the potential for betrixaban, subject to regulatory approval, to play a role in both in-hospital and post-discharge prevention of VTE; our interpretation and characterization of APEX study results. Risks that contribute to the uncertain nature of the forward-looking statements include: results of discussions with regulatory authorities regarding interpretation of full APEX study results in light of cohort 1 falling short of its primary efficacy threshold; that FDA and other regulatory authorities may not approve betrixaban; whether the clinical results of betrixaban will meet the regulatory requirements for approval; whether regulatory submissions will occur or will be submitted in a timely manner, that marketing approvals may not be granted, or if granted, may have significant limitations on their use or require additional studies; the accuracy of Portola’s estimates regarding its expenses and capital requirements; regulatory developments in the United States and foreign countries; Portola’s ability to obtain and maintain intellectual property protection for its product candidates; and the loss of key scientific or management personnel. These and other risks and uncertainties are described more fully in Portola’s most recent filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, which was filed on February 29, 2016. All forward-looking statements contained in this press release speak only as of the date on which they were made. Portola undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

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Investor Contact:

Ana Kapor

Portola Pharmaceuticals

ir@portola.com

Media Contact:

Julie Normart

W2O Group

jnormart@w2ogroup.com